EXHIBIT 4.57

LONG TERM INCENTIVE PLAN

1.	PURPOSE OF THE PLAN
1.1
The purpose of the long-term incentive plan (the "Plan") for Directors, executive officers, employees and other persons or companies providing ongoing management or consulting services (the "Consultants") to EXFO Inc. (the "Corporation") or to any of the Subsidiaries of the Corporation is to secure for the Corporation and its shareholders the benefit of an incentive to partake in share ownership by Directors, executive officers and employees of the Corporation and its Subsidiaries, as the case may be, and by certain Consultants who provide services on a continuous basis. For the purposes of the Plan, "Subsidiaries" shall mean (i) any legal entity of which the Corporation is the holder or the beneficiary, at the time of the granting of the Option or RSUs, directly or indirectly, otherwise than by way of security only, of securities to which are attached over 50% of the votes enabling it to elect the majority of the Directors of such entity as well as any subsidiary of such legal entity and (ii) any legal entity in which the Corporation or a subsidiary of the Corporation holds at least 50% of the voting rights or in which it has a majority interest and of which the Corporation or a subsidiary of the Corporation manages the operations.

2.	DEFINITIONS
For the purposes of this Plan, the following terms shall have the following meanings:
"Award" means the RSUs granted to an Eligible Participant under the Plan on an Award Date, evidenced by an Award Agreement and subject to the terms and conditions of the Plan and the Award Agreement;
"Award Agreement" means an agreement, substantially in the form of the agreement set out in Schedule 2 to this Plan, entered into by an Eligible Participant and the Corporation pursuant to which an Award is granted to the Eligible Participant in accordance with the Plan, and containing such additional terms and conditions not inconsistent with the Plan as the Board shall deem desirable;
"Award Date" means the date on which an Award is granted, which date may be on or, if determined by the Board at the time of grant, after the date that the Board resolves to grant the Award;
"Blackout Period" means any period during which a policy of the Corporation prevents an Optionee from exercising an Option;
"Board" means the board of Directors of the Corporation;
"Change of Control" shall have the meaning as set forth in Section 7;
"Committee" means the Human Resources Committee composed solely of non-employee members or any other committee composed solely of non-employee members constituted from time to time at the Board's discretion to administrate the Plan;
"Continuing Directors" shall have the meaning as set forth in Section 7.2;
"Consultants" means persons or companies providing ongoing management or consulting services to the Corporation;
"Corporation" means EXFO Inc.;
"Director" means any person elected to the Board at any annual meeting of shareholders;
"DSU" means Deferred Share Units that may be granted from time to time to non-employee Directors of the Corporation pursuant to the provisions of a Deferred Share Unit Plan for the Directors;

"Early Expiry Date" shall have the meaning as set forth in Section 5.3.2;
"Early Vesting Date" shall have the meaning as set forth in Section 6.4;
"Eligible Participant" means any officer, employee, non-employee Director of the Corporation or Consultants designated by the Board as eligible to participate in the Plan;
"Grant Date" means the date on which an Option is granted, which date may be on or, if determined by the Board at the time of grant, after the date that the Board resolves to grant the Option;
"Option" means an option to subscribe Shares granted to an Eligible Participant pursuant to the terms of the Plan;
"Optionee" means the Directors, officers or employees of the Corporation or any of its Subsidiaries, as the case may be, or the Consultants to whom Options are granted;
"Option Period" shall have the meaning as set forth in Section 5.3.1;
"Permanent Disability" means an injury which impairs the physical and/or mental ability of an Eligible Participant to perform his/her normal work for the Corporation supposedly for the remainder of his/her life;
"Plan" means the Long-Term Incentive Plan of the Corporation, as amended;
"Restricted Share Unit" or "RSU" means the right of an Eligible Participant to whom a grant of such unit is made to receive a Share on the Vesting Date (or Early Vesting Date, as the case may be) upon the attainment of specified performance objectives, if any, as determined by the Board in accordance with section 6, unless such unit expires prior to its Vesting Date.;
"RSU Holder" shall have the meaning as set forth in Section 6.2;
"RSU Shares" means the Shares that an RSU Holder may receive pursuant to a particular Award Agreement;
"Shares" means the subordinate voting shares of the Corporation;
"Subscription Form" shall have the meaning as set forth in Section 5.4;
"Subscription Price" shall have the meaning as set forth in Section 5.2;
"Subsidiaries" shall have the meaning as set forth in Section 1;
"Vesting Date" shall have the meaning as set forth in Section 6.3.
3.	ADMINISTRATION
The Plan shall be administered by the Corporation's Board of non-employee Directors (the "Board") or at the Board's decision by the Human Resources Committee composed solely of non-employee members or any other committee composed solely of non-employee members constituted from time to time (the "Committee"). The Board or the Committee shall have full and complete latitude to interpret the Plan and to establish the rules and regulations applying to it and to make all other determinations it deems necessary or useful for the administration of the Plan, including without limiting the scope of the foregoing and subject to subsection 5.3.3, to change an Early Expiry Date (as defined hereinafter) provided that such interpretations, rules, regulations and determinations shall be consistent with the relevant policy statements of the competent securities authorities and the rules of the stock exchanges on which the securities of the Corporation are listed.

4.	SHARES SUBJECT TO THE PLAN
The shares subject to the Plan are the subordinate voting shares (the "Shares") of the Corporation. The total number of Shares that may be issued under the Plan and under the Deferred Share Unit Plan for the Directors shall not exceed 11,792,893 Shares of the Corporation, subject to the adjustment under Section 8, and no Eligible Participant shall hold in total Options, RSUs and DSUs representing more than 5% of the number of Shares issued and outstanding from time to time. All of the Shares covered by Options or RSUs that will have expired or have been cancelled shall become reserved Shares for the purposes of Options or RSUs that may be subsequently granted under the terms of the Plan.
For greater clarity, the issuance of Shares under the Plan shall be subject to the following:
(a)	the number of Shares reserved for issuance pursuant to Options, RSUs and DSUs granted to insiders of the Corporation shall not exceed 10% of the total issued and outstanding Shares;
(b)
the number of Shares issued to insiders, within a one-year period, pursuant to the exercise, settlement or redemption of Options, RSUs and DSUs shall not exceed 10% of the total issued and outstanding Shares; and

(c)
the number of Shares issued to any one insider and such insider's associates, within a one-year period, pursuant to the exercise, settlement or redemption Options, RSUs and DSUs shall not exceed 5% of the total issued and outstanding Shares.

5.	OPTIONS
5.1	Grant of Options
The Board or the Committee shall from time to time designate the Directors, officers or employees of the Corporation or any of its Subsidiaries, as the case may be, or the Consultants to whom Options shall be granted (an "Optionee") and the number of Shares covered by each of such Option. Any Optionee may hold more than one Option. The granting of each Option shall be evidenced by a letter from the Corporation addressed to the Optionee setting forth the number of Shares covered by such option, the Subscription Price, the terms and conditions of exercise of the Option and the Option Period.
5.2	Subscription Price
The Subscription Price of the Shares subject to an Option shall be established by the Board of Directors or its designated Committee at the time of the grant, but such price shall not be less than the market price of the Shares at the date of the granting of the Option (the "Grant Date"), calculated as the greater of the closing prices of the Shares on the Toronto Stock Exchange and the NASDAQ Global Select Market on the last trading day preceding the Grant Date or, if the Shares did not trade on such last trading day, the greater of the average, rounded off to the nearest cent, of the bid and ask prices for the Shares on the Toronto Stock Exchange and the NASDAQ Global Select Market at the close of trading on such last trading day preceding the Grant Date (the "Subscription Price").
The closing price of the Shares or, as the case may be, the average of the bid and ask prices of the Shares at the close of trading on the NASDAQ Global Select Market shall be converted into Canadian dollars at the noon buying rate of Federal Reserve Bank of New York on the Grant Date when such conversion is required.
5.3	Option Period
5.3.1
Subject to the provisions of subsections 5.3.2 and 5.3.3, each Option shall be exercisable during a period established by the Board or the Committee (the "Option Period"); such period shall commence no earlier than the Grant Date and shall terminate no later than ten years after such date.

5.3.2
Notwithstanding the provisions of subsection 5.3.1, an Option shall not be exercisable by an Optionee from and after each and every one of the following dates (an "Early Expiry Date"), unless the Board or the Committee decides otherwise:

(a)
in the case where the Optionee is an officer or an employee, the date on which the Optionee resigns and voluntary leaves his employment with the Corporation or one of its Subsidiaries, as the case may be, or the date on which the employment of the Optionee with the Corporation or one of its Subsidiaries is terminated for a good and sufficient cause, as the case may be;

(b)
in the case where the Optionee is a Director of the Corporation or one of its Subsidiaries, as the case may be, but is not employed by either the Corporation or one of its subsidiaries, 30 days following the date on which such Optionee ceases to be a member of the Board of Directors for any reason other than death or Permanent Disability;

(c)
(i) in the case where the Optionee is an officer or employee, 6 months following the date on which the Optionee's employment with the Corporation or any of its Subsidiaries, as the case may be, is terminated by reason of death or Permanent Disability or (ii) in the case where the Optionee is a Director of the Corporation or any of its Subsidiaries, as the case may be, but is not employed by either the Corporation or any of its Subsidiaries, 6 months following the date on which such Optionee ceases to be a member of the Board of Directors by reason of death or Permanent Disability. Notwithstanding the foregoing, in case of death or Permanent Disability of the Optionee, the Option Period established by the Board or the Committee shall commence no later than the date of termination by reason of death or Permanent Disability of the Optionee and all Options held by such Optionee shall become exercisable upon such date;

(d)
in the case where the Optionee is an officer or employee, 30 days following the date on which the Optionee's employment with the Corporation or any of its Subsidiaries, as the case may be, is terminated for any cause or reason other than those mentioned in paragraphs 5.3.2(a) and 5.3.2(c), including, without limiting the scope of the foregoing, disability, illness, retirement or early retirement. Notwithstanding the foregoing, in case of retirement or early retirement of an officer or employee, the Board or the Committee may at its own discretion but subject to Section 3, extend the Early Expiry Date mentioned in this paragraph 5.3.2(d);

(e)
in the case where the Optionee is a Consultant, 30 days following the date on which his contract as a Consultant is terminated or, as the case may be, 30 days following the receipt by the Consultant of a notice from the Corporation indicating that the Options must be exercised within 30 days from the date of receipt of the notice.

5.3.3	The rules set forth in paragraph 5.3.2 shall not be interpreted in such a manner as to extend the Option Period beyond 10 years.
5.3.4
The Option Period shall automatically be extended if the date on which it is scheduled to terminate shall fall during a Blackout Period or within 10 business days after the last day of a Blackout Period. In such cases, the Option Period shall terminate 10 business days after the last day of a Blackout Period.

5.3.5	All rights conferred by an Option not exercised at the termination of the Option Period or from and after any Early Expiry Date shall be forfeited.
5.4	Exercise of Options
(a)
Subject to the provisions of section 5.3, an Option may be exercised in whole, at any time, or in part, from time to time, during the Option Period, but in all cases in accordance with the exercise frequency established by the Board or the Committee and applicable at the time of the grant.

(b)
An Option may be exercised by forwarding a duly executed Subscription Form as attached hereto as Schedule 1 (the "Subscription Form") to the Secretary of the Corporation. Such Subscription Form shall set forth the number of Shares so subscribed and the address to which the share certificate is to be delivered. The Subscription Form shall also be accompanied by a certified cheque made payable to the Corporation in the amount of the Subscription Price. The Corporation shall cause a certificate for the number of Shares specified in the Subscription Form to be issued in the name of the Optionee and delivered to the address specified in the Subscription Form no later than 10 business days following the receipt of such Subscription Form and cheque.

5.5	No Assignment
No Option or interest therein shall be assignable for purpose of transfer of guarantee or otherwise by the Optionee other than by will or the operation of applicable legal dispositions regarding succession.
5.6	Not a Shareholder
An Optionee shall have no rights as a shareholder of the Corporation with respect to any Shares covered by his/her Option until he/she shall have become the holder of record of such Shares.
6.	GRANT OF RSU AWARDS
6.1	Grant of Awards
The Board shall from time to time designate the Eligible Participants to whom a grant of RSUs shall be made and shall determine the number of RSUs granted under the Award. The Board shall further have discretion to establish at the time of grant, within the restrictions set forth in the Plan, the Award Date, the Vesting Date, the performance objectives which must be attained for the Award to vest, if any, and other particulars applicable to an Award granted hereunder.
6.2	Award Agreement
Upon the grant of an Award, the Corporation will deliver to the Eligible Participant selected to receive same an Award Agreement dated as of the Award Date, containing the terms of the Award and executed by the Corporation, and upon delivery to the Corporation of the Award Agreement executed by the Eligible Participant in question, the Eligible Participant in question will be an RSU Holder under the Plan and, subject to vesting, have the right to receive the RSU Shares on the terms set out in the Award Agreement and in the Plan.
6.3	Vesting Date
The Vesting Date of an Award will be determined by the Board at the time of grant, subject however to a minimum term of three years and a maximum term of ten years from the Award Date and will be subject to the provisions of section 6.4 relating to early vesting or expiry.
6.4	Early Vesting
(a)
Unless otherwise determined by the Board at or after the time of grant, and subject to the minimum and maximum term referred to at section 6.3 hereof, except for events described in section 6.4(b) and (c) where minimum term is not applicable:

(i)
Where vesting of an Award is subject to the attainment of performance objectives, such Award, or part thereof, shall expire on the Vesting Date if such performance objectives have not been attained or shall be postpone at a further Vesting Date as determined by the Board from time to time, the whole in accordance with the terms and conditions of the applicable Award Agreement.

(ii)
Any Award, whether or not subject to the attainment of performance objectives, shall expire immediately upon the RSU Holder thereof ceasing to be an Eligible Participant as a result of being dismissed from his office or employment for cause.

(iii)	Any Award, whether or not subject to the attainment of performance objectives, shall vest before its Vesting Date or expire, as the case may be, in the following events and manner:
(1)	if an RSU Holder resigns and voluntary leaves his office or employment, the Award held by such RSU Holder shall expire immediately on the date he resigns and leaves his office or employment;
(2)	if an RSU Holder is dismissed without cause, the Award held by such RSU Holder shall vest immediately on the date of dismissal in accordance with section 6.4(b);
(3)
if an RSU Holder dies or his employment with the Corporation is terminated due to Permanent Disability, the Award held by such RSU Holder shall vest immediately on the date of the death of the RSU Holder or on the date of termination, as the case may be and notwithstanding anything to the contrary herein provided, the RSU Holder (or, if deceased, his legal representative) of such early vesting Award shall be entitled to receive, on the date of the death of the RSU Holder or the date of termination due to Permanent Disability (each for the purpose of this section 6.4(a)(iii)(3) an "Early Vesting Date"), all of the Shares of the Award Agreement on the terms set out in the Award Agreement and in accordance with the vesting as set forth in section 6.7 below; and

(4)
if an RSU Holder attains the retirement conditions established by the Corporation from time to time, the Award held by such RSU Holder shall vest immediately on the date of retirement in accordance with section 6.4(c).

(b)
In the case of the occurrence of an event contemplated in section 6.4(a)(iii)(2), and notwithstanding anything to the contrary herein provided, the RSU Holder of such early vesting Award shall be entitled to receive, on the date of dismissal without cause or the date of the Change of Control, as the case may be (each for the purpose of this section 6.4(b) an "Early Vesting Date"), the number of Shares equal to:

The number of RSU Shares underlying the Award	X	Number of days elapsed between the Award Date and the Early Vesting Date
Number of days in the Vesting Period of such Award
unless otherwise determined by the Board at or after the time of the grant. Notwithstanding the foregoing, in case of a RSU Holder employment with the Corporation is terminated following a Change of Control, the Board or the Committee may at its own discretion increase the number of Shares a RSU Holder is entitled to pursuant to this paragraph 6.4(b).
(c)
In the case of the occurrence of an event contemplated in sections 6.4(a)(iii)(4), and notwithstanding anything to the contrary herein provided, the RSU Holder shall be entitled to the regular vesting as established by the Award Agreement upon the following conditions: (i) attainment of the retirement conditions established by the Corporation and (ii) continued compliance with the confidentiality, non-solicitation and non-competition obligations of the RSU Holder, on the terms set out in the Award Agreement and in accordance with the vesting as set forth in section 6.7 below.

6.5	Non-Assignable
An Award will not be assignable. Notwithstanding the foregoing, in the case where an RSU Holder dies and the vesting of his Award is accelerated in the manner set forth in section 6.4(a)(iii)(3), his legal representative shall have the rights of such RSU Holder under the Plan and the Award Agreement.
6.6	No Implied Rights
An RSU Holder will only have rights as a shareholder of the Corporation with respect to those of the RSUs Shares, if any, that the RSU Holder has received upon the vesting of an Award in accordance with its terms.
Nothing in this Plan or in any Award Agreement will confer or be construed as conferring on an RSU Holder any right to remain as an officer, key employee or non-employee Director of the Corporation, or an Eligible Participant the right to be granted Options or Awards hereunder.
6.7	Vesting of the Award
Unless an Award has expired in accordance with sections 6.4(a)(i),(ii), and (iii)(1), the Corporation shall not later than five (5) business days after the Vesting Date (or after the Early Vesting Date, as the case may be):
(a)
issue from treasury the number of RSU Shares represented by such vested Award (or the number of Shares determined in accordance with section 6.4(b), as the case may be) and direct its transfer agent to issue a certificate in the name of the RSU Holder of such vested Award (or, if deceased, his legal representative) which will be issued as fully paid and non-assessable Shares.

7.	CHANGE OF CONTROL
7.1	For the purposes of this section 7, "Change of Control" shall mean:
7.1.1
the acquisition by any person or entity, or any persons or entities acting jointly or in concert, whether directly or indirectly, of voting securities of the Corporation which together with all other voting securities of the Corporation held by such persons or entities, constitute, in the aggregate, either (a) fifty percent (50%) or more of the votes attached to all outstanding voting securities of the Corporation, or (b) forty percent (40%) or more of the votes attached to all outstanding voting securities of the Corporation and is followed within twenty-four (24) months by changes of the members of the Board resulting in a change of the majority of the Board;

7.1.2
an amalgamation, arrangement or other form of business combination of the Corporation with another entity which results in the holders of voting securities of that other entity holding, in the aggregate, either (a) fifty percent (50%) or more of the votes attached to all outstanding voting securities of the entity resulting from the business combination, or (b) forty percent (40%) or more of the votes attached to all outstanding voting securities of the entity resulting from the business combination and is followed within twenty-four (24) months by changes of the members of the Board resulting in a change of the majority of the Board;

7.1.3
any event or series of events (which event or series of events may include, without limitation, a proxy fight or proxy solicitation with respect to the election of Directors of the Corporation made in opposition to the nominees recommended by the Continuing Directors during any period of twenty-four (24) consecutive months) as a result of which a majority of the members of the Board consists of individuals other than Continuing Directors; or

7.1.4
the sale, lease or exchange of all or substantially all of the property of the Corporation to another person or entity, other than in the ordinary course of business of the Corporation or any of its Subsidiaries.

7.2
For the purposes of this section 7.2, "Continuing Directors" shall mean with respect to any period of twenty-four (24) consecutive months, (a) any members of the Board on the first (1st) day of such period, (b) any members of the Board elected after the first (1st) day of such period at any annual meeting of shareholders who were nominated by the Board or a committee thereof, if a majority of the members of the Board or such committee were Continuing Directors at the time of such nomination, and (c) any members of the Board elected to succeed Continuing Directors by the Board or a committee thereof, if a majority of the members of the Board or such committee were Continuing Directors at the time of such election.

7.3
Notwithstanding any provisions to the contrary contained in this Plan, the Board or the Committee shall have the power to accelerate the time at which an Option or RSU may first be exercised or the time during which an Option or RSU or any part thereof will become exercisable including, without limitation, prior to or in connection with a Change of Control.

8.	EFFECTS OF ALTERATION OF SHARE CAPITAL
In the event of any change in the number of outstanding Shares of the Corporation by reason of any stock dividend, stock split, recapitalization, merger, consolidation, combination or exchange of Shares or other similar change, subject to the prior approval of the competent regulatory authorities, an equitable adjustment shall be made by the Board or the Committee in the maximum number or kind of Shares issuable under the Plan or subject to outstanding RSUs or Options and in the Subscription Price of such Shares for purposes of the Options. Such adjustment will be definitive and mandatory for the purposes of the Plan.
9.	AMENDMENT AND TERMINATION
9.1
The Board bears full responsibility with regard to the Plan, which includes, but is not limited to, the power and authority to amend, suspend or terminate the Plan, in whole or in part, or amend the terms and conditions of outstanding Options or RSUs, provided that such amendment, suspension or termination shall:

9.1.1	be subject to obtaining approval of the shareholders of the Corporation, unless not required pursuant to section 9.2 or applicable securities law or stock exchange requirements;
9.1.2	be subject to obtaining any required approval of any securities regulatory authority or stock exchange; and
9.1.3
not adversely alter or impair any Option or RSU previously granted (provided that the Board may at its discretion accelerate the vesting of any Option or RSU regardless of any adverse or potentially adverse tax consequences resulting from such acceleration).

9.2
Subject to section 9.3, shareholder approval is not required with respect to the following actions, provided that they are made in accordance with applicable securities law and stock exchange requirements:

9.2.1	amendments of a general housekeeping or clerical nature that, among others, clarify, correct or rectify any ambiguity, defective provision, error or omission in the Plan;
9.2.2	amendments necessary to comply with applicable laws or the requirements of any securities regulatory authority or stock exchange;
9.2.3	changing the eligibility for, and limitations on, participation in the Plan;
9.2.4
modifying the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Option or RSU, which terms and conditions may differ among individual Option or RSU grants and Optionees and RSU Holders;

9.2.5
modifying the periods referred to in section 5.3 of the Plan during which vested Options may be exercised, provided that the Option Period is not extended beyond 10 years after the date of the granting of the Option;

9.2.6	amendments with respect to the vesting period or with respect to circumstances that would accelerate the vesting of Options or RSUs;
9.2.7	any amendment resulting from or due to the alteration of share capital as more fully set out in section 8 hereof;
9.2.8	amendments to the provisions relating to the administration of the Plan; and
9.2.9	suspending or terminating the Plan.
9.3	Notwithstanding section 9.2, shareholder approval is required for:
9.3.1	a reduction in the Subscription Price of Options held by an insider;
9.3.2	an extension of the Option Period of Options held by an insider;
9.3.3	any amendment to remove or to exceed the limit in sections 4(a) or 4(b);
9.3.4	an increase to the maximum number of Shares issuable under the Plan; and
9.3.5	any amendment to the provisions of this Section 9.
9.4
With regard to shareholder approval as required pursuant to sections 9.3.1, 9.3.2 and 9.3.3, the votes attached to Shares held directly or indirectly by insiders benefiting directly or indirectly from the amendment must be excluded.

9.5
With regard to shareholder approval as required pursuant to section 9.3.5, where the amendment will disproportionately benefit one or more insiders over other Optionees or RSU Holders, the votes attached to Shares held directly or indirectly by those insiders receiving the disproportionate benefit must be excluded.

10.	FINAL PROVISIONS
10.1
The Corporation's obligation to issue Options granted or Shares under the terms of the Plan is subject to all of the applicable laws, regulations or rules of any governmental regulatory agency or other competent authority in respect of the issuance or distribution of securities and to the rules of any stock exchange on which the Shares of the Corporation are listed. Each Optionee shall agree to comply with such laws, regulations and rules and to provide to the Corporation any information or undertaking required to comply with such laws, regulations and rules.

10.2
The participation in the Plan of a Director, an executive officer or an employee of the Corporation or any of its Subsidiaries, as well as any Consultant, shall be entirely optional and shall not be interpreted as conferring upon a Director, an executive officer or an employee of the Corporation or any of its Subsidiaries, as well as any Consultant, any right or privilege whatsoever, except for the rights and privileges set out expressly in the Plan. Neither the Plan nor any act that is done under the terms of the Plan shall be interpreted as restricting the right of the Corporation or any of its Subsidiaries to terminate the employment of an executive officer or employee at any time, as well as any contractual relationship with any Consultant. Any notice of dismissal given to an executive officer or employee, as well as to any Consultant, at the time his/her employment is terminated, or any payment in the place and stead of such notice, or any combination of the two, shall not have the effect of extending the duration of the employment or the contractual relationship for purposes of the Plan.

10.3
No Director, executive officer or employee of the Corporation or any of its Subsidiaries, as well as any Consultant, shall acquire the automatic right to be granted one or more Options or RSUs under the terms of the Plan by reason of any previous grant of Options or RSUs under the terms of the Plan.

10.4	The Plan does not provide for any guarantee in respect of any loss or profit that may result from fluctuations in the price of the Shares.
10.5
The Corporation and its Subsidiaries shall assume no responsibility as regards the tax consequences that participation in the Plan will have for a Director, an executive officer or an employee of the Corporation or any of its Subsidiaries, as well as any Consultant, and such persons are urged to consult their own tax advisors in such regard.

(a)
A plan participant may be required to pay to the Corporation or any subsidiary and the Corporation or any Subsidiary shall have the right and is hereby authorized to withhold from any Shares or other property deliverable under any Option or RSU or from any compensation or other amounts owing to a plan participant the amount (in cash or Shares) of any required tax withholding and payroll taxes in respect of an Option, its exercise, or any payment or transfer under an Option or in respect of a RSU and to take such other action as may be necessary in the opinion of the Corporation to satisfy all obligations for the payment of such taxes.

(b)
Without limiting the generality of clause (a) above a Plan participant may satisfy, in whole or in part, the foregoing withholding liability (but no more than the minimum required withholding liability) by delivery of Shares owned by the Plan participant with a fair market value equal to such withholding liability (provided that such Shares are not subject to any pledge or other security interest and have either been held by the Plan participant for 6 months, previously acquired by the Plan participant on the open market or meet such other requirements as the Committee may determine necessary in order to avoid an accounting earnings charge), or by having the Corporation withhold from the number of Shares otherwise issuable pursuant to the exercise or settlement of the Option or RSU award a number of Shares with a fair market value equal to such withholding liability.

10.6	The Plan and any Option or RSU granted under the terms of the Plan shall be governed and interpreted according to the laws of the province of Quebec and the laws of Canada applicable thereto.
10.7	The Plan is dated as of May 25, 2000 and amended as of January 9, 2004, January 12, 2005, as of January 6, 2016 and as of January 10, 2018.

SCHEDULE 1

EXFO INC.

STOCK OPTION PLAN

SUBSCRIPTION FORM

____________________________
(Date)
EXFO Inc.
400 Avenue Godin
Quebec, Quebec
G1M 2K2

Attention of the Secretary

I, the undersigned, _____________________________________, hereby subscribe for _____________ out of the Subordinate Voting Shares of EXFO Inc. (the "Corporation") to which I am entitled to subscribe pursuant to an option granted on ___________________________ in accordance with the terms and conditions mentioned in paragraph 5.3.5(b)of the Corporation's Long Term Incentive Plan. I enclose herewith my certified cheque (or money order) made payable to the order of EXFO Inc., in the amount of $_____________________ in payment of the said subscription.

(x)_________________________________________________
(signature)

___________________________________________________
(number) (street)

___________________________________________________
(city)                                   (province)                        (postal code)

(_____)_____________________________________________
(telephone)

SCHEDULE 2

EXFO INC.

LONG TERM INCENTIVE PLAN

FORM OF AWARD AGREEMENT

This Award Agreement is entered into between EXFO Inc. (the "Corporation") and the Restrictive Share Units (RSU) Holder named below pursuant to the Long-Term Incentive Plan of the Corporation (the "Plan"), a copy of which is available on demand, and confirms that:
1.	on______________________(the "Award Date");
2.	________________________(the "RSU Holder");
3.	was granted ____________________	non-assignable Restricted Shares Units (RSU) (the "Award");
4.	vesting of the Award shall:
☐  not be subject to the attainment of performance objectives; or
☐  be subject to the attainment of the following performance objectives:
 ___________________________________________________
 __________________________________________________:

5.	the Award shall vest at 5:00 P.M., Eastern Time on the following date(s):
•
__________________ or, if such date falls into any black out period or any other restrictive period during which the RSU Holder is not entitled to trade EXFO's Subordinate Voting Shares, the RSUs shall: a) vest on the fifth trading day the RSU Holder is entitled to trade after such black out period or restrictive period or b) if the RSU Holder decides,  prior to such vesting date, to pay his/her income tax without using any of the Shares' proceeds, then and only then, the vesting date shall remain [date];

6.	The Corporation will issue from treasury, its Subordinate Voting Shares, the number of RSU represented by such vested Award mentioned above.
7.
All on the terms and subject to the conditions set out in the Plan.  By signing this agreement, the RSU Holder acknowledges that he or she has read and understands the Plan, and agrees to be bound thereby.

8.
This Agreement and all related documents have been drawn up in the English language at the specific request of the parties hereto.  La présente entente, ainsi que tout autre document y afférent, ont été rédigés en langue anglaise à la demande expresse des parties.

In order to accept this Award, we invite you to sign in duplicate this Award Agreement and return one copy as soon as possible to the attention of Legal Department, 400 Godin Avenue, Quebec City, Quebec, G1M 2K2.

IN WITNESS WHEREOF the Corporation and the RSU Holder have executed this Award Agreement, in duplicate, as of __________________________

RSU Holder	EXFO Inc.

Name of RSU Holder
By:
Signature of RSU Holder		[Name], [Title]